Exhibit 2.1

PLAN OF MERGER AND COMBINATION AGREEMENT

THIS PLAN OF MERGER AND COMBINATION AGREEMENT (“Agreement”) is made and entered into effective as of April 22, 2021 (the “Effective Date”) by and among Sequoia Vaccines, Inc., a Delaware corporation (“Vaccines”), Sequoia Sciences UTI, LLC, a Delaware limited liability company (“UTI”), and Sequoia Sciences, Inc., a Delaware corporation (“Sciences”, and collectively, the “Parties” and each a “Party”). In consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1. Intent. It is the intent of the Parties that effective upon the Closing, the assets, businesses, and liabilities of the Parties shall be combined into Vaccines.

2. The Closing. The Closing shall take place remotely via the exchange of documents and signatures, effective as of such time as the Parties mutually agree, orally or in writing (which time and date are designated as the “Closing”). The Closing is subject to the satisfaction or waiver of the conditions set out in Section 3.

3. Conditions of Closing. Promptly following the entering into of this Agreement, each Party shall submit to its respective stockholders or members, as the case may be, documents whereby such stockholders or members may approve this Agreement and the various actions to be taken pursuant to this Agreement. Closing is conditioned upon the approval of the holders of majorities of the outstanding shares of Sciences Common Stock, outstanding UTI Membership Interests, and each of Vaccines outstanding Series A Preferred Stock and outstanding Vaccines Common Stock, or such greater percentage of such outstanding shares or Membership Interests as determined by a Party’s Board of Directors or Board of Managers, as the case may be.

4. Merger of Sciences into Vaccines. Effective upon the Closing, Sciences shall merge into Vaccines with Vaccines as the surviving corporation (the “Merger”) as follows:

4.1 Vaccines shall file in the Office of the Delaware Secretary of State a Certificate of Merger substantially in the form of Exhibit A hereto (“Certificate of Merger”).

4.2 In conjunction with the filing of the Certificate of Merger, Vaccines shall file in the Office of the Delaware Secretary of State an Amended and Restated Certificate of Incorporation of Vaccines substantially in the form of Exhibit B.

4.3 Effective upon the Closing, the Bylaws of Vaccines shall be amended and restated in substantially in the form of Exhibit C.

4.4 This Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Internal Revenue Code and within the meaning of Treasury Regulations Section 1.368-2(g); and the Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

5. Dissolution of UTI. Effective upon the Closing:

5.1 UTI shall adopt a Plan of Liquidation substantially in the form attached as Exhibit D.

5.2 Immediately after the Closing of the Merger, UTI shall contribute all of its assets to Vaccines (other than shares of the capital stock of Vaccines held by UTI) and Vaccines shall assume all of UTI’s liabilities in each case pursuant to the Contribution Agreement substantially in the form attached of Exhibit E.

6. Vaccines Stock Distributions to Sciences Stockholders and UTI Members.

6.1 Effective upon the Closing and subject to the Section 7 and 8, each holder of Sciences Common Stock and each holder of UTI Member Interest shall have the right to receive that number of shares of Vaccines Series A Preferred Stock and Vaccines Common Stock as set out in the “Vaccines Shares Distribution Schedule” attached hereto. No fractional shares of Vaccines Series A Preferred Stock or Vaccines Common Stock shall be issued in conjunction with such exchanges, and the number of shares shall be rounded to the nearest whole number of shares (with 0.50 rounded up).

6.2 Notwithstanding Section 6.2, and subject to Sections 7 and 8, with respect to shares of Sciences Common Stock and UTI Membership Interests purchased by an investor during the period beginning April 7, 2020 and ending immediately prior to the Closing, for each $1.00 of such aggregate investment, each such investor shall receive one share of Vaccines Series A Preferred Stock. This Section 6.2 shall not apply to Sciences Common Stock and UTI Membership Interests issued in connection with the conversion of any notes, exercise of any option or other convertible rights held by an investor, which such Sciences Common Stock and UTI Membership Interests shall be treated pursuant to Section 6.1.

7. Surrender of Sciences Stock. Shares of Vaccines capital stock shall be issued pursuant to Section 6 upon surrender to Vaccines of a stock certificate representing shares (or affidavit of loss in lieu of such certificate) together with a duly executed letter of transmittal and such other documents as may be reasonably requested by Vaccines. Until so surrendered, each such certificate or book-entry representing such share(s) of Sciences Common Stock shall represent immediately after the Closing only the right to receive the consideration payable in respect thereof under this Agreement. Upon payment of the consideration payable in respect of such Sciences Common Stock under this Agreement, such Sciences share certificate(s) or book-entry shares shall immediately be cancelled.

8. Failure to Surrender Shares. All shares of Vaccines capital stock to be issued to investors pursuant Sections 6 and 7 shall be deemed issued and outstanding as of immediately after the Closing, and whenever a dividend or other distribution is declared by Vaccines in respect of such capital stock, the record date for which is after the Closing, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant under this Agreement. Notwithstanding the foregoing, no dividends or other distributions in respect of Vaccines capital stock shall be paid to any holder of any unsurrendered shares of Sciences Common Stock until the certificate (or affidavit of loss in lieu of such certificate) or book-entry share(s) are surrendered for exchange in accordance with Section 7. Following such surrender, there shall be issued or paid to the holder of record of the shares of Vaccines capital stock issued in exchange for the Sciences Common Stock, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Closing theretofore payable with respect to such shares of Vaccines capital stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Vaccines capital stock with a record date after the Closing but with a payment date subsequent to surrender.

9. Incentive Stock Plan. Effective upon the Closing, Vaccines shall adopt an Incentive Stock Plan substantially in the form as attached hereto as Exhibit F (the “Incentive Stock Plan”).

9.1 Effective upon the Closing, each outstanding option to acquire Sciences Common Stock and UTI Membership Interests shall be cancelled and each holder of such an option shall be granted a fully-vested option pursuant to the Incentive Stock Plan to purchase that number of shares of Vaccines Common Stock at a price of $1.00 per share pursuant to an option agreement in substantially the form as attached hereto as Exhibit G.

10. Board of Directors and Officers as of the Closing. The Board of Directors and officers of Vaccines effective upon the Closing shall be as follows: James P. Bick, Jr., Brian L. Clevinger, Ph.D., Joseph P. Conran, Gary Eldridge, Michael Mertz, Stephen M. Notestine, George Paz, and William Rusnack. Such officers and directors shall serve for such periods as provided in the Vaccine Bylaws as adopted pursuant to Section 4.3.

11. Voting Agreement. Effective upon the Closing, the Amended and Restated Voting Agreement dated as of April 6, 2020 by and among Vaccines and the other parties thereto (“Voting Agreement”) shall be cancelled and superseded in its entirety by the 2021 Voting Agreement substantially in the form as attached as Exhibit H (“2021 Voting Agreement”). Each holder of Vaccines Common Stock and Vaccines Series A Preferred Stock as of the Closing shall be a party to the 2021 Voting Agreement as a “Common Holder” and an “Investor”, respectively.

11.1 The transactions pursuant to this Agreement shall not be subject to Section 7.1 of the Voting Agreement or the 2021 Voting Agreement.

12. Investors’ Rights Agreement. Effective upon the Closing, the 2020 Amended and Restated Investors’ Rights Agreement dated as of April 6, 2020 (“IRA”) by and among the Company and the other parties thereto shall be cancelled and superseded in its entirety by the 2021 Investors’ Rights Agreement substantially in the form as attached as Exhibit I (“2021 IRA”) and each holder of Vaccines Common Stock and Series A Preferred Stock as of the Closing shall be a party to such 2021 IRA as an “Investor”.

12.1 The transactions pursuant to this Agreement shall not be subject to Section 6.1 of the IRA or the 2021 IRA.

13. Indemnification Agreements. Effective as of the Closing, Vaccines shall enter into updated indemnification agreements with each then current officer and member of the Board of Directors in substantially in the form as attached as Exhibit J.

14. Other Matters. Effective as of the Closing, the parties shall take such other actions and enter into such other agreements consistent with the intent of this Agreement.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware to the extent applicable thereto, and otherwise by and in accordance with the laws of the State of Missouri, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17. Titles and Subtitles; Sections. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless the context requires otherwise, references in this Agreement to “Sections” refer to the Sections of this Agreement.

18. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their last known business address as subsequently modified by written notice given in accordance with this Section 18.

19. Amendments and Waivers. Any term of this Agreement may be amended, terminated, or waived only with the written consent of the parties.

20. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

21. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

22. Entire Agreement. This Agreement (including the Exhibits and Schedules), and the other agreements referenced herein constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

23. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Missouri situated in St. Louis County, Missouri and to the jurisdiction of the United States District Court for the Eastern District of Missouri for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Missouri situated in St. Louis County, Missouri or the United States District Court for the Eastern District of Missouri, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger and Combination Agreement to be duly executed and delivered effective as of the day and year first above written.

SEQUOIA VACCINES, INC. (The “Company”)

By:	/s/ Gary Eldridge
Gary Eldridge, President and CEO

SEQUOIA SCIENCES UTI, LLC (“UTI”)		SEQUOIA SCIENCES, INC. (“Sciences”)

By:	/s/ Gary Eldridge	By:	/s/ Gary Eldridge
	Gary Eldridge, President and CEO		Gary Eldridge, President and CEO